Exhibit 99.1

NYSE: MMP
Date:    March 31, 2014
Contact:    Investors:    Media:
Paula Farrell            Bruce Heine
(918) 574-7650            (918) 574-7010
paula.farrell@magellanlp.com     bruce.heine@magellanlp.com

Magellan Midstream to Construct Fee-Based Condensate Splitter, Fully Supported by
Trafigura AG

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it plans to construct a condensate splitter at its terminal in Corpus Christi, Texas under a fee-based, take-or-pay agreement with Trafigura AG. The project also includes construction of more than one million barrels of storage, dock improvements and two additional truck rack bays at Magellan’s terminal as well as pipeline connectivity between Magellan’s terminal and Trafigura AG’s nearby facility.
The splitter will be capable of processing 50,000 barrels per day (bpd) of condensate, fully supported by a long-term commitment from Trafigura AG. If warranted by additional demand, Magellan could construct an additional 50,000 bpd splitter at this facility.
“This condensate splitter is a strategic expansion of Magellan’s service offerings, and we are pleased to work with Trafigura AG to provide an industry solution for increased domestic condensate production while delivering an attractive fee-based return for our investors,” said Michael Mears, Magellan’s president and chief executive officer. “Our Corpus Christi terminal is ideally situated to receive condensate from the Eagle Ford shale, including shipments via our Double Eagle pipeline joint venture, and to offer flexible services and a variety of market options for our customer.”
“This agreement will provide another outlet for producers of domestic crude and condensate. We believe Corpus Christi is advantaged over other locations and these investments, along with our other assets in the area, are critical to providing long-term solutions for the producers,” said Jeff Kopp, Trafigura AG’s director of North America oil trading.
Magellan expects the condensate splitter and related infrastructure to cost approximately $250 million and to be operational during the second half of 2016, subject to receipt of necessary permits and authorizations.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 90 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

About Trafigura AG

Trafigura AG is a wholly owned subsidiary of Trafigura Beheer BV (“Trafigura”). Trafigura is one of the world’s leading international commodity traders, specializing in the oil, minerals and metals markets, with operations in 58 countries. Trafigura’s primary trading businesses are the supply and transport of crude oil, petroleum products, renewable energies, coal, refined metals, ferrous and non-ferrous ores and concentrates. It is the world’s second largest privately owned non-ferrous and oil trading company. Founded in 1993, the company is owned by its founding shareholders and senior management. More information is available at www.trafigura.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors associated with the project that may have a direct impact on the partnership’s results of operations and financial condition are: (1) the ability to obtain all required permits and regulatory approvals on time; (2) the ability to complete construction of the project on time and at expected costs; (3) price fluctuations and overall demand for condensate; (4) changes in terms imposed by state or federal regulatory agencies; (5) the occurrence of operational hazards or unforeseen interruptions; (6) disruption in the debt and equity markets that negatively impact the partnership’s ability to finance capital spending and (7) failure of customers or vendors to meet or continue contractual obligations. Additional information about issues that could lead to material changes in Magellan Midstream Partners, L.P.’s performance is contained in the partnership’s filings with the Securities and Exchange Commission. Magellan Midstream Partners, L.P. undertakes no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today’s date.